Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
GENERAL ELECTRIC CAPITAL CORPORATION
a Delaware corporation

___________________

     Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the undersigned Secretary of General Electric Capital Corporation hereby certifies as follows:

1.      The paragraph A of Section EIGHT of ARTICLE FOURTH of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The shares of Variable Cumulative Preferred Stock of Series II shall be subject to redemption as a whole or in part only in whole shares at the option of the corporation on any Business Day on or after December 20, 2006 (each such date is hereinafter referred to herein as a “redemption date”) at a redemption price of $103,638 per share, plus an amount equal to accumulated and unpaid dividends to the date fixed for redemption, on not less than three (3) days’ notice to the Holders of such series. Such notice to be provided to the Holders through the Auction Stock Depository in compliance with the Auction Stock Depository’s procedures.”

2.      The Section TWENTY SIX of ARTICLE FOURTH of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“Reserved.”

3.      These amendments to the Restated Certificate of Incorporation have been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

     IN WITNESS WHEREOF, I hereby sign my name and affirm that the statements made herein are true under the penalties of perjury, this 20th day of December 2006.

By: __/s/ Craig T. Beazer_______________
Name: Craig T. Beazer
Title:	Vice President, General Counsel
and Secretary